Exhibit 99.1

Del Frisco’s Restaurant Group, Inc. Announces First Quarter 2017 Results

Announces Accelerated Development Plan for Fiscal Year 2018

SOUTHLAKE, Texas, April 25, 2017 (GLOBE NEWSWIRE) -- Del Frisco’s Restaurant Group, Inc. (NASDAQ:DFRG), the owner and operator of the Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille restaurant concepts, reported financial results today for the first quarter ended March 21, 2017. The Company also announced an accelerated development plan for fiscal year 2018.

Key highlights from the first quarter 2017 compared to the first quarter 2016 include:

  Consolidated revenues increased 3.3% to $83.9 million from $81.2 million.
  Total comparable restaurant sales decreased 0.2% comprised of a 0.8% decrease in average check offset by a 0.6% increase in customer counts.
  — Comparable restaurant sales decreased 0.5% at Del Frisco’s Double Eagle Steak House comprised of a 0.7% increase in average check and 1.2% decrease in customer counts.
  — Comparable restaurant sales increased 1.1% at Sullivan’s Steakhouse comprised of a 0.8% decrease in average check and 1.9% increase in customer counts.
  — Comparable restaurant sales decreased 0.9% at Del Frisco’s Grille comprised of a 2.0% decrease in average check and 1.1% increase in customer counts.
  Cost of sales, as a percentage of consolidated revenues, improved to 28.3% from 28.6%.
  GAAP Net Income of $3.3 million, or $0.14 per diluted share, compared to GAAP Net Income of $5.4 million, or $0.23 per diluted share.
  Adjusted Net Income* of $4.6 million, or $0.20 per diluted share, compared to Adjusted Net Income of $5.4 million, or $0.23 per diluted share.
  Restaurant-level EBITDA* held steady at $18.0 million.

* Adjusted Net Income and Restaurant-level EBITDA are non-GAAP measures. For a reconciliation of Adjusted Net Income and Restaurant-level EBITDA to GAAP net income and why we consider them useful, see the reconciliation of non-GAAP measures accompanying this release.

Norman Abdallah, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, “Despite a generally choppy environment coupled with late winter storms affecting our highest volume restaurants in the Northeast, our overall performance for the first quarter was mostly in line with our expectations, and we were pleased to have maintained positive traffic at both Del Frisco’s Grille and Sullivan’s Steakhouse. Looking ahead, we are firmly committed to achieving our 2017 annual guidance, although from a cadence standpoint, we anticipate that the initiatives currently being executed will have a more pronounced benefit during the second half of the year, and particularly during the critically important 16-week fourth quarter.”

Abdallah continued, “We continued to strengthen our operating platform during the first quarter with the appointment of Pauline Brown to the Board of Directors and Sarah McAloon to Brand President of Del Frisco’s Grille, and we now have Brand Presidents in place at all three restaurant concepts. Our engagements with strategy and other industry consultants are also beginning to bear fruit as we have identified two previously underappreciated customer segments to target at Del Frisco’s Grille. We are also testing several technological and operational enhancements to improve workforce scheduling, data warehousing, and order accuracy, and we are executing on recommendations to drive cost savings initiatives within our supply chain and distribution channels. These efforts, combined with various menu and marketing enhancements designed to drive higher check averages, will enhance our ability to manage restaurant-level expenses as we grow our top line.”

Abdallah concluded, “This year we will be opening two restaurants -- a Del Frisco’s Double Eagle Steak House in Plano in early May and a Del Frisco’s Grille in New York City in late June, while next year we will open between four to seven restaurants across all three restaurant concepts. One of our 2018 Del Frisco’s Double Eagle Steak House openings will feature a smaller footprint geared to expanding real estate opportunities for our flagship brand while our 2018 Del Frisco Grille openings and possible Sullivan’s Steakhouse opening will feature new brand-specific ‘prototypes of the future.’ We are excited to accelerate development beginning in 2018 and intend to realize these expansion opportunities through disciplined capital deployment.”

Review of First Quarter 2017 Operating Results

Consolidated revenues increased $2.7 million, or 3.3%, to $83.9 million in the first quarter of 2017 from $81.2 million in the first quarter of 2016. Total net operating weeks increased to 628 from 600. Total comparable restaurant sales decreased 0.2% in the first quarter of 2017 following a total comparable restaurant sales decrease of 1.1% in the first quarter of 2016.

General and administrative costs increased to $6.3 million in the first quarter of 2017 from $5.8 million in the first quarter of 2016. As a percentage of consolidated revenues, general and administrative costs rose to 7.5% from 7.1%.

GAAP Net Income was $3.3 million, or $0.14 per diluted share, in the first quarter of 2017 compared to GAAP Net Income of $5.4 million, or $0.23 per diluted share, in the first quarter of 2016.

Adjusted Net Income* was $4.6 million, or $0.20 per diluted share, in the first quarter of 2017 compared to Adjusted Net Income of $5.4 million, or $0.23 per diluted share, in the first quarter of 2016. For the first quarter of 2017, adjusted net income excluded a $2.0 million consulting project fee, and the related tax impact, related to a Del Frisco’s Grille engagement currently underway with Bain Consulting.

Restaurant-level EBITDA* held steady at $18.0 million in the first quarter of 2017 as compared to the same period last year. As a percentage of consolidated revenues, restaurant-level EBITDA decreased to 21.4% from 22.2%.

Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact our future operating results and financial condition.

Based upon current information, we are raising our earnings per share outlook (related to the below stock repurchase) and reiterating our other guidance for the 52-week fiscal year 2017, which ends on December 26, 2017.

  Total comparable restaurant sales of -0.5% to 0.5%. **
  One Del Frisco’s Double Eagle Steak House and one Del Frisco’s Grille opening.
  Two Sullivan’s Steakhouse closings, one of which occurred on March 31, 2017 and the other by the end of the second quarter.
  Cost of sales of 27.8% to 28.2% of consolidated revenues.
  Restaurant-level EBITDA* of 21.1% to 21.4% of consolidated revenues.
  General and administrative costs of approximately $27.4 million to $27.9 million.
  Consulting engagement costs of approximately $2.9 million to $3.1 million, most of which will be incurred in first half of the year.
  Pre-opening costs of approximately $2.1 million to $2.4 million.
  Effective tax rate of approximately 29% to 31%.
  Gross capital expenditures (before tenant allowances and inclusive of remodels and expenditures related to 2018 openings) of $32.8 million to $33.8 million.
  Annual adjusted net income* per diluted share between $0.82 and $0.86, increased from between $0.80 and $0.84 related to stock repurchases made during the first quarter. (Excludes consulting engagement costs referenced above and assumes no additional share repurchases beyond those made during the first quarter.)

** includes expected impact of the elimination of lunch operating hours in selected Sullivan’s Steakhouse markets.

We have not reconciled guidance for Annual adjusted net income per diluted share to the corresponding GAAP financial measures because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted since these items could vary significantly from period to period (i.e. impairments, restaurant closure costs and stock repurchases.) Accordingly, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

Stock Repurchase

During the first quarter, we purchased 1,482,592 shares of the Company's common stock, including a block of 1,200,000 shares from Fidelity National Financial, Inc., under the stock repurchase program authorized by our Board of Directors in October 2014 and as expanded in February 2017. These share repurchases reduced the Company's shares outstanding by approximately 6%. As of March 21, 2017, $24.9 million in authority remains under the $50.0 million program.

Development

For fiscal year 2017, we will be opening two restaurants -- a Del Frisco's Double Eagle Steak House in Plano, TX in the second quarter on May 3, 2017 and a Del Frisco's Grille in downtown New York City in our fiscal third quarter on June 21, 2017.

For fiscal year 2018, we expect to open four to seven restaurants, consisting of at least two Del Frisco’s Double Eagle Steak Houses, two to four Del Frisco’s Grilles and possibly one Sullivan’s Steakhouse.

  We have signed letters of intent (LOIs) for three Del Frisco’s Double Eagle Steak Houses. Two of these restaurants are expected to open in the third quarter of fiscal year 2018 with one utilizing a new smaller prototype design.
  The previously announced Del Frisco’s Grille in Westwood, MA is expected to open early in the first quarter 2018. In addition, we have signed several LOIs for future development of Del Frisco’s Grilles, of which two and possibly up to four restaurants will open next year. These locations will utilize a new smaller, and more efficient prototype design.
  We will potentially open one Sullivan’s Steakhouse in Dallas, TX in fiscal year 2018 that will utilize a new prototype design. This location will serve as a showcase restaurant to promote our future franchising program in small to medium tier markets.

Conference Call

We will host a conference call to discuss the financial results for the first quarter 2017 ended March 21, 2017, today at 7:30 AM Central Time. Hosting the conference call will be Norman Abdallah, Chief Executive Officer, and Tom Pennison, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 913-312-1463. A replay will be available afterwards and can be accessed by dialing 412-317-6671; the passcode is 6011320. The replay will be available until Tuesday, May 2, 2017.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

About Del Frisco’s Restaurant Group, Inc.

Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 52 restaurants across 23 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(amounts in thousands, except share and per share data)

	12 weeks ended
	March 21,		March 22,
	2017		2016

Revenues	$83,890	100.0%	$81,194	100.0%

Costs and expenses:
Costs of sales	23,781	28.3%	23,218	28.6%
Restaurant operating expenses	40,851	48.7%	38,626	47.6%
Marketing and advertising costs	1,300	1.5%	1,321	1.6%
Pre-opening costs	389	0.5%	94	0.1%
General and administrative costs	6,311	7.5%	5,750	7.1%
Consulting project costs	2,036	2.4%	-	0.0%
Lease termination and closing costs	(2)	0.0%	21	0.0%
Depreciation and amortization	4,816	5.7%	4,285	5.3%
	79,482	94.7%	73,315	90.3%

Operating income	4,408	5.3%	7,879	9.7%

Other income (expense), net:
Interest expense	(10)	-0.0%	(31)	-0.0%
Other	(2)	0.0%	-	0.0%

Income before income taxes	4,396	5.2%	7,848	9.7%

Income tax expense	1,086	1.3%	2,437	3.0%

Net income	$3,310	3.9%	$5,411	6.7%

Basic income per share	$0.14		$0.23
Diluted income per share	$0.14		$0.23

Shares used in computing net income per common share:
Basic	23,059,363		23,315,077
Diluted	23,276,542		23,398,115

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data - Unaudited
(dollar amounts in thousands)

	March 21,	December 27,
	2017	2016

Cash and cash equivalents	$8,727	$14,622
Total assets	370,359	370,781
Long-term debt	22,000	-
Total stockholders' equity	225,180	246,366

Reconciliation of Non-GAAP Measures

We prepare our consolidated financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted Net Income, Adjusted EPS and Restaurant-level EBITDA. Adjusted Net Income represents GAAP net income plus the sum of GAAP income tax expense, lease termination and closing costs, and consulting project costs, minus income tax expense at an effective tax rate of 29.0% during 2017.  We believe that this measure represents a useful internal measure of performance as it excludes certain non-operating related expenditures. Restaurant-level EBITDA is calculated by adding back to net income, GAAP income tax expense, other income (expenses), net, depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, lease termination and closing costs, consulting project costs and general and administrative costs.  We believe that this measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis.  However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner.  As a result, these measures as presented may not be directly comparable to a similarly titled measures presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements.  The following tables include a reconciliation of net income to adjusted net income and net income to restaurant-level EBITDA:

Net Income to Adjusted Net Income Reconciliation

	12 weeks ended
$ in thousands	March 21,	March 22,
	2017	2016
Adjusted Net Income:
GAAP Net Income	$3,310	$5,411
GAAP Income Tax Expense	1,086	2,437
Consulting project costs	2,036	-
Adjusted Pre-tax Income	6,432	7,848
Income Tax	1,865	2,437
Adjusted Net Income	$4,567	$5,411
Adjusted Net Income per diluted share	$0.20	$0.23

Net Income to Restaurant-Level EBITDA Reconciliation

	12 weeks ended
$ in thousands	March 21,	March 22,
	2017	2016
GAAP Net Income	$3,310	$5,411
Add:
GAAP Income tax expense	1,086	2,437
Other (income) expenses, net	12	31
Pre-opening costs	389	94
General and administrative costs	6,311	5,750
Consulting project costs	2,036	-
Lease termination and closing costs	(2)	21
Depreciation and amortization	4,816	4,285
Restaurant-level EBITDA	$17,958	$18,029

Selected Segment Operating Information, Quarter Ended

	12 Weeks Ended March 21, 2017 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$39,760	100.0%	$17,782	100.0%	$26,348	100.0%	$83,890	100.0%
Costs and expenses:
Cost of sales	11,770	29.6%	5,254	29.5%	6,757	25.6%	23,781	28.3%
Restaurant operating expenses:
Labor	9,688	24.4%	5,405	30.4%	9,005	34.2%	24,098	28.8%
Operating expenses	4,136	10.4%	2,545	14.3%	3,579	13.6%	10,260	12.2%
Occupancy	2,872	7.2%	765	4.3%	2,856	10.8%	6,493	7.7%
Restaurant operating expenses	16,696	42.0%	8,715	49.0%	15,440	58.6%	40,851	48.7%
Marketing and advertising costs	596	1.5%	315	1.8%	389	1.5%	1,300	1.5%
Restaurant-level EBITDA	10,698	26.9%	3,498	19.7%	3,762	14.3%	17,958	21.4%

Restaurant operating weeks	144		208		276		628
Average weekly volume	$276.1		$85.5		$95.5		$133.6

	12 Weeks Ended March 22, 2016 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$38,343	100.0%	$18,901	100.0%	$23,950	100.0%	$81,194	100.0%
Costs and expenses:
Cost of sales	11,397	29.7%	5,566	29.4%	6,255	26.1%	23,218	28.6%
Restaurant operating expenses:
Labor	9,124	23.8%	5,529	29.3%	7,995	33.4%	22,648	27.9%
Operating expenses	3,930	10.2%	2,702	14.3%	3,091	12.9%	9,723	12.0%
Occupancy	2,561	6.7%	1,198	6.3%	2,496	10.4%	6,255	7.7%
Restaurant operating expenses	15,615	40.7%	9,429	49.9%	13,582	56.7%	38,626	47.6%
Marketing and advertising costs	618	1.6%	358	1.9%	345	1.4%	1,321	1.6%
Restaurant-level EBITDA	10,713	27.9%	3,548	18.8%	3,768	15.7%	18,029	22.2%

Restaurant operating weeks	144		216		240		600
Average weekly volume	$266.3		$87.5		$99.8		$135.3

Investor Relations Contact:
Raphael Gross
203-682-8253
investorrelations@dfrg.com

Media Relations Contact:
Christine Beggan
203-682-8329
Christine.Beggan@icrinc.com